SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


        Date of Report (Date of Earliest Event Reported): October 5, 1998


                                   LYCOS, INC.
             (Exact Name of Registrant as Specified in its Charter)



            Delaware                  0-27830               04-3277338
 (State or other jurisdiction      (Commission File       (IRS Employer
          ofincorporation or          Number)          Identification Number)
            organization)



       400-2 Totten Pond Road
             Waltham, MA                             02154
        (Address of principal                     (Zip Code)
         executive offices)


        Registrant's telephone number, including area code (781) 370-2700

Item 5.  Other Events.

         On October 5, 1998, Lycos, Inc., a Delaware corporation (the "Company"), entered into an Agreement and Plan of Merger and Reorganization (the "Agreement") by and among the Company, BF Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("BFC"), Wired Ventures, a Delaware corporation ("Wired"), and H. William Jesse, Louis Rossetto and Paul J. Salem, as representatives of the shareholders of Wired providing for the merger of BFC with and into Wired (the "Merger"). As a result of the Merger, Wired will become a wholly-owned subsidiary of the Company.

         In the Merger, all outstanding shares of common stock and preferred stock of Wired will be exchanged for shares of Common Stock, par value $.01 per share, of the Company (the "Lycos Common Stock") with an approximate value on the closing of the transaction of $95 million (including approximately $12.5 million which will paid to the holders of options to purchase common stock of Wired which are exercised prior to the closing of the transaction), subject to certain adjustments, plus the amount of cash held by Wired on the date of the closing of the transaction (subject to certain adjustments), which may be paid to the shareholders of Wired in cash or shares of Lycos Common Stock, or any combination thereof, at the option of the Company. The purchase price for the outstanding shares of common stock and preferred stock of Wired may be increased after the closing of the transaction in the event Wired receives certain tax refunds or if certain amounts currently being held in escrow by Wired for the benefit of a third party are returned to Wired, provided that such increase will not exceed in the aggregate approximately $9.5 million.

         The closing of the transaction is subject to a number of customary conditions, including the Registration Statement on Form S-4 filed for purposes of registering the shares of Lycos Common Stock issuable in the Merger being declared effective by the Securities and Exchange Commission, approval of the shareholders of Wired, approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and certain other regulatory filings and approvals. The transaction is scheduled to close by December 31, 1998.

         The acquisition will be accounted for as a purchase and is intended to be a tax-free reorganization. The purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for Wired will be included with those of the Company for periods subsequent to the date of acquisition.

         Under the terms of the Agreement, shares of Lycos Common Stock with an approximate value of $9.5 million will be held in escrow for the purpose of indemnifying the Company against certain liabilities of Wired and its stockholders. The escrow will expire on the first anniversary of the closing of the transaction.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a)-(b)  Not applicable.

         (c)      Exhibits

                  2.1 Agreement and Plan of Merger and Reorganization dated as of October 5, 1998 by and among Lycos, Inc., BF Acquisition Corp., Wired Venture, Inc. , and H. William Jesse, Louis Rossetto and Paul J. Salem, as representatives of of the shareholders of Wired.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   LYCOS, INC.


Dated:   October 20, 1998          By:  /s/ Edward M. Philip
                                        --------------------
                                        Edward M. Philip
                                        Chief Operating Officer and
                                        Chief Financial Officer